MasterCard Incorporated Reports
Second-Quarter 2015 Financial Results

•	Second-quarter net income of $965 million, excluding a special item, or $0.85 per diluted share

•	Second-quarter net income of $921 million, including a special item, or $0.81 per diluted share

•	Second-quarter net revenue increase of 1%, to $2.4 billion

•	Second-quarter gross dollar volume up 13% and purchase volume up 12%

Purchase, NY, July 29, 2015 - MasterCard Incorporated (NYSE: MA) today announced financial results for the second quarter of 2015. Excluding a special item, the company reported net income of $965 million, up 4%, or 12% after adjusting for currency, and earnings per diluted share of $0.85, up 6% or 15% adjusted for currency, versus the year-ago period. Including the special item, a $44 million after-tax charge related to a U.K. merchant litigation settlement, the company reported net income of $921 million, a decrease of 1%, or an increase of 7% after adjusting for currency, and earnings per diluted share of $0.81, up 1%, or 9% adjusted for currency, versus the year-ago period. The net income and earnings per diluted share figures, excluding the special item, are reconciled to their comparable GAAP measures in the accompanying tables. Acquisitions had a $0.03 dilutive impact on earnings per diluted share.

Net revenue for the second quarter of 2015 was $2.4 billion, a 1% increase versus the same period in 2014. Adjusted for currency, net revenue increased 7%. Net revenue growth was driven by the impact of the following:

•	An increase in cross-border volumes of 17%;

•	A 13% increase in gross dollar volume, on a local currency basis, to $1.1 trillion; and

•	An increase in processed transactions of 13%, to 12.0 billion.

These factors were partially offset by an increase in rebates and incentives, primarily due to new and renewed agreements and increased volumes. Acquisitions contributed 2 percentage points to total net revenue growth.

Worldwide purchase volume during the quarter was up 12% on a local currency basis versus the second quarter of 2014, to $841 billion. As of June 30, 2015, the company’s customers had issued 2.2 billion MasterCard and Maestro-branded cards.

“Our business continues to perform well with good transaction and volume growth, particularly in cross-border, despite the mixed global economic environment and foreign exchange headwinds,” said Ajay Banga, president and CEO, MasterCard. “We are executing on our strategy to grow our business by focusing on winning new deals in our core payments business, while building out our data analytics, processing and safety applications. A blend of acquisitions and organic investments in these spaces remain at the foundation of our strategy.”

-more-

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Excluding the special item, total operating expenses increased 9%, or increased 14% when adjusted for currency, to $1.1 billion during the second quarter of 2015 compared to the same period in 2014. Acquisitions contributed 10 percentage points of the FX-adjusted growth, with the remainder primarily due to higher data processing and advertising & marketing expenses. Including the special item, total operating expenses increased 15%, or 21% when adjusted for currency, from the year-ago period.

Operating income for the second quarter of 2015 decreased 5%, or increased 2% adjusted for currency, versus the year-ago period, excluding the special item. The company delivered an operating margin of 54.9%.

MasterCard reported other expense of $10 million in the second quarter of 2015, unchanged from the second quarter of 2014.

MasterCard’s effective tax rate was 25.8% in the second quarter of 2015, versus a rate of 32.2% in the comparable period in 2014, excluding the special item. The decrease was primarily due to a larger repatriation benefit, the recognition of a discrete U.S. foreign tax credit benefit and a more favorable mix of taxable earnings.

During the second quarter of 2015, MasterCard repurchased approximately 9 million shares of Class A common stock at a cost of approximately $849 million. Quarter-to-date through July 22nd, the company repurchased an additional 1.9 million shares at a cost of approximately $182 million, with $2.0 billion remaining under the current repurchase program authorization.

Year-to-Date 2015 Results

For the six months ended June 30, 2015, excluding the special item, MasterCard reported net income of $2.0 billion, an increase of 10%, or 18% after adjusting for currency, and earnings per diluted share of $1.73, up 13%, or 21% adjusting for currency versus the year-ago period. Including the special item, net income was $1.9 billion and earnings per diluted share was $1.69. Acquisitions had a $0.06 dilutive impact on earnings per diluted share.

Net revenue for the first half of 2015 was $4.6 billion, an increase of 2%, or 8% after adjusting for currency, versus the same period in 2014. Gross dollar volume growth of 12%, transaction processing growth of 13% and cross-border volume growth of 18% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives. Acquisitions contributed 2 percentage points to total net revenue growth.

Excluding the special item, total operating expenses increased 4%, or 9% after adjusting for currency, to $2.0 billion, for the first half of 2015, compared to the same period in 2014. The increase was entirely due to the impact of acquisitions. Including the special item, total operating expenses increased 8%, or 12% after adjusting for currency.

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Excluding the special item, operating income of $2.7 billion was essentially unchanged versus the first half of 2014 or increased 7% adjusted for currency, resulting in an operating margin of 57.7%.

MasterCard’s effective tax rate was 24.9% for the first half of 2015 versus a rate of 32.1% in the same period in 2014, excluding the special item. The decrease was primarily due to the recognition of a discrete U.S. foreign tax credit benefit, a larger repatriation benefit and a more favorable mix of taxable earnings.

Second-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its second-quarter financial results.

The dial-in information for this call is 866-393-4306 (within the U.S.) and 734-385-2616 (outside the U.S.), and the passcode is 66650115. A replay of the call will be available for 30 days and can be accessed by dialing 855-859-2056 (within the U.S.) and 404-537-3406 (outside the U.S.), and using passcode 66650115.

This call can also be accessed through the Investor Relations section of the company’s website at  www.mastercard.com/investor.

Non-GAAP Financial Information

The company has presented certain financial data that are considered non-GAAP financial measures that are reconciled to their most directly comparable GAAP measures in the accompanying tables.

The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Pioneers Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal

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securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to our business performance and the execution of our strategy.

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2014, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2015, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

###

Contacts:

Investor Relations: Barbara Gasper or Matt Lanford, investor_relations@mastercard.com, 914-249-4565
Media Relations: Seth Eisen, Seth_Eisen@mastercard.com, 914-249-3153

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(in millions, except per share data)
Net Revenue	$2,390	$2,368	$4,620	$4,540
Operating Expenses
General and administrative	810	731	1,460	1,396
Advertising and marketing	176	173	318	322
Depreciation and amortization	92	81	179	154
Provision for litigation settlement	61	—	61	—
Total operating expenses	1,139	985	2,018	1,872
Operating income	1,251	1,383	2,602	2,668
Other Income (Expense)
Investment income	6	6	15	13
Interest expense	(17)	(15)	(34)	(21)
Other income (expense), net	1	(1)	(2)	(6)
Total other income (expense)	(10)	(10)	(21)	(14)
Income before income taxes	1,241	1,373	2,581	2,654
Income tax expense	320	442	640	853
Net Income	$921	$931	$1,941	$1,801

Basic Earnings per Share	$0.81	$0.80	$1.70	$1.53
Basic Weighted-Average Shares Outstanding	1,138	1,165	1,143	1,175
Diluted Earnings per Share	$0.81	$0.80	$1.69	$1.53
Diluted Weighted-Average Shares Outstanding	1,141	1,169	1,146	1,179

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MASTERCARD INCORPORATED
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	June 30, 2015	December 31, 2014
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$3,361	$5,137
Restricted cash for litigation settlement	541	540
Investments	1,716	1,238
Accounts receivable	1,128	1,109
Settlement due from customers	1,274	1,052
Restricted security deposits held for customers	1,000	950
Prepaid expenses and other current assets	903	671
Deferred income taxes	294	300
Total Current Assets	10,217	10,997
Property, plant and equipment, net of accumulated depreciation of $474 and $437, respectively	632	615
Deferred income taxes	32	96
Goodwill	1,940	1,522
Other intangible assets, net of accumulated amortization of $743 and $663, respectively	862	714
Other assets	1,589	1,385
Total Assets	$15,272	$15,329
LIABILITIES AND EQUITY
Accounts payable	$481	$419
Settlement due to customers	1,330	1,142
Restricted security deposits held for customers	1,000	950
Accrued litigation	722	771
Accrued expenses	2,385	2,439
Other current liabilities	558	501
Total Current Liabilities	6,476	6,222
Long-term debt	1,495	1,494
Deferred income taxes	101	115
Other liabilities	764	674
Total Liabilities	8,836	8,505
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 1,367,937,580 and 1,352,378,383 shares issued and 1,110,771,314 and 1,115,369,640 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 23,247,190 and 37,192,165 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,936	3,876
Class A treasury stock, at cost, 257,166,266 and 237,008,743 shares, respectively	(11,785)	(9,995)
Retained earnings	14,746	13,169
Accumulated other comprehensive income (loss)	(493)	(260)
Total Stockholders’ Equity	6,404	6,790
Non-controlling interests	32	34
Total Equity	6,436	6,824
Total Liabilities and Equity	$15,272	$15,329

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MASTERCARD INCORPORATED
CONSOLIDATED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2015	2014
	(in millions)
Operating Activities
Net income	$1,941	$1,801
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of customer and merchant incentives	358	325
Depreciation and amortization	179	154
Share-based payments	(23)	(46)
Deferred income taxes	1	(77)
Other	(23)	22
Changes in operating assets and liabilities:
Accounts receivable	(51)	(121)
Income taxes receivable	(63)	—
Settlement due from customers	(290)	1
Prepaid expenses	(522)	(443)
Accrued litigation and legal settlements	(49)	(87)
Accounts payable	37	29
Settlement due to customers	261	(90)
Accrued expenses	(120)	(209)
Net change in other assets and liabilities	96	38
Net cash provided by operating activities	1,732	1,297
Investing Activities
Purchases of investment securities available-for-sale	(789)	(1,473)
Purchases of other short-term investments held-to-maturity	(744)	—
Acquisition of businesses, net of cash acquired	(584)	(341)
Purchases of property, plant and equipment	(56)	(39)
Capitalized software	(87)	(63)
Proceeds from sales of investment securities available-for-sale	716	426
Proceeds from maturities of investment securities available-for-sale	322	887
(Increase) decrease in restricted cash for litigation settlement	(1)	183
Other investing activities	1	(12)
Net cash used in investing activities	(1,222)	(432)
Financing Activities
Purchases of treasury stock	(1,795)	(2,827)
Proceeds from debt	—	1,487
Dividends paid	(367)	(260)
Tax benefit for share-based payments	34	42
Cash proceeds from exercise of stock options	21	16
Other financing activities	(9)	(43)
Net cash used in financing activities	(2,116)	(1,585)
Effect of exchange rate changes on cash and cash equivalents	(170)	(1)
Net decrease in cash and cash equivalents	(1,776)	(721)
Cash and cash equivalents - beginning of period	5,137	3,599
Cash and cash equivalents - end of period	$3,361	$2,878

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$625	$572
Fair value of liabilities assumed related to acquisitions	$41	$128

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MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months Ended June 30, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$344	7.1%	14.9%	$232	15.4%	2,895	$112	13.9%	1,055	478	511
Canada	34	3.8%	17.3%	33	19.1%	453	2	-8.2%	6	46	55
Europe	320	-7.0%	16.5%	220	15.0%	4,391	100	19.9%	753	371	388
Latin America	80	-9.5%	14.9%	47	17.9%	1,378	32	10.9%	221	144	164
Worldwide less United States	777	-1.1%	15.7%	531	15.7%	9,117	246	15.6%	2,035	1,039	1,118
United States	364	7.3%	7.3%	310	7.1%	5,580	54	8.0%	344	334	371
Worldwide	1,141	1.4%	12.8%	841	12.4%	14,697	300	14.2%	2,379	1,373	1,489
MasterCard Credit and Charge Programs
Worldwide less United States	447	-2.9%	11.5%	406	12.7%	5,549	41	0.8%	195	520	586
United States	172	6.7%	6.7%	165	6.4%	1,836	7	13.4%	9	156	188
Worldwide	619	-0.4%	10.1%	571	10.8%	7,385	48	2.6%	203	676	774
MasterCard Debit Programs
Worldwide less United States	331	1.6%	21.9%	126	26.6%	3,568	205	19.2%	1,840	519	532
United States	192	7.8%	7.8%	145	8.0%	3,744	47	7.3%	336	178	183
Worldwide	522	3.8%	16.3%	271	15.9%	7,312	251	16.8%	2,176	697	715
	For the 6 Months Ended June 30, 2015
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$673	7.9%	14.9%	$452	15.2%	5,553	$221	14.4%	2,064	478	511
Canada	64	3.0%	16.2%	60	18.2%	846	4	-8.9%	11	46	55
Europe	605	-7.7%	15.8%	420	14.1%	8,329	185	19.8%	1,420	371	388
Latin America	159	-6.6%	14.5%	95	17.9%	2,709	65	9.9%	434	144	164
Worldwide less United States	1,501	-0.7%	15.3%	1,027	15.2%	17,437	474	15.5%	3,929	1,039	1,118
United States	702	6.9%	6.9%	596	7.0%	10,687	106	5.9%	670	334	371
Worldwide	2,203	1.6%	12.5%	1,623	12.0%	28,125	580	13.7%	4,599	1,373	1,489
MasterCard Credit and Charge Programs
Worldwide less United States	868	-2.3%	11.2%	788	12.5%	10,706	80	0.4%	380	520	586
United States	324	6.0%	6.0%	311	6.3%	3,445	13	1.2%	16	156	188
Worldwide	1,192	-0.2%	9.8%	1,099	10.6%	14,151	94	0.5%	395	676	774
MasterCard Debit Programs
Worldwide less United States	633	1.6%	21.3%	239	25.1%	6,731	394	19.2%	3,550	519	532
United States	378	7.6%	7.6%	285	7.9%	7,242	93	6.6%	654	178	183
Worldwide	1,011	3.7%	15.8%	525	15.1%	13,974	487	16.6%	4,204	697	715
	For the 3 months ended June 30, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$321	14.6%	17.9%	$214	17.6%	2,419	$107	18.5%	928	417	447
Canada	33	-1.4%	4.9%	31	6.7%	380	2	-14.4%	6	40	48
Europe	344	14.1%	13.1%	233	10.1%	3,575	111	19.9%	669	328	344
Latin America	88	4.3%	13.0%	54	20.1%	1,232	34	3.4%	205	128	148
Worldwide less United States	786	12.4%	14.6%	531	13.8%	7,606	254	16.4%	1,808	913	987
United States	339	9.4%	9.4%	290	10.2%	5,146	50	4.7%	328	304	339
Worldwide	1,125	11.5%	13.0%	821	12.5%	12,752	304	14.3%	2,137	1,217	1,326
MasterCard Credit and Charge Programs
Worldwide less United States	460	9.1%	11.0%	411	12.5%	4,976	49	0.4%	210	498	562
United States	161	9.8%	9.8%	155	10.3%	1,713	6	-0.9%	7	144	173
Worldwide	622	9.3%	10.7%	566	11.9%	6,689	56	0.3%	217	641	735
MasterCard Debit Programs
Worldwide less United States	325	17.3%	20.1%	121	18.5%	2,629	205	21.1%	1,598	416	425
United States	178	8.9%	8.9%	134	10.0%	3,433	43	5.6%	321	160	166
Worldwide	503	14.2%	15.9%	255	13.9%	6,062	248	18.1%	1,919	576	591
	For the 6 Months ended June 30, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$623	13.6%	18.5%	$417	18.1%	4,636	$207	19.3%	1,812	417	447
Canada	62	-1.7%	6.0%	58	7.7%	716	5	-12.1%	11	40	48
Europe	656	13.8%	13.8%	445	10.5%	6,821	211	21.5%	1,266	328	344
Latin America	171	3.6%	14.2%	103	20.9%	2,427	67	5.2%	404	128	148
Worldwide less United States	1,512	11.8%	15.4%	1,023	14.3%	14,599	489	17.7%	3,492	913	987
United States	657	8.8%	8.8%	557	9.5%	9,864	100	5.3%	639	304	339
Worldwide	2,169	10.9%	13.3%	1,580	12.6%	24,463	589	15.4%	4,131	1,217	1,326
MasterCard Credit and Charge Programs
Worldwide less United States	889	8.4%	11.7%	791	12.9%	9,599	97	2.5%	408	498	562
United States	306	9.0%	9.0%	293	9.2%	3,223	13	3.5%	13	144	173
Worldwide	1,195	8.5%	11.0%	1,084	11.9%	12,822	111	2.6%	421	641	735
MasterCard Debit Programs
Worldwide less United States	623	17.0%	21.2%	231	19.5%	5,000	392	22.2%	3,084	416	425
United States	351	8.7%	8.7%	265	9.8%	6,641	87	5.5%	626	160	166
Worldwide	975	13.9%	16.4%	496	14.1%	11,640	479	18.8%	3,710	576	591

APMEA = Asia Pacific / Middle East / Africa
Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

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Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

Performance information for prior periods can be found in the “Investor Relations” section of the MasterCard website at www.mastercard.com/investor.

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GAAP Reconciliations
($ in millions, except per share data)

	Three Months Ended June 30, 2015			Three Months Ended June 30, 2014	Percent Increase / (Decrease)
	Actual	Special Item [1]	Non-GAAP	Actual	Actual	Special Item [1]	Non-GAAP
Total operating expenses	$1,139	$(61)	$1,078	$985	15%	6%	9%
Operating income	$1,251	$61	$1,312	$1,383	(10)%	(5)%	(5)%
Operating Margin	52.4%		54.9%	58.4%
Income tax expense	$320	$17	$337	$442	(28)%	(4)%	(24)%
Effective Tax Rate	25.7%		25.8%	32.2%
Net Income	$921	$44	$965	$931	(1)%	(5)%	4%
Diluted Earnings per Share	$0.81	$0.04	$0.85	$0.80	1%	(5)%	6%

	Six Months Ended June 30, 2015			Six Months Ended June 30, 2014	Percent Increase / (Decrease)
	Actual	Special Item [1]	Non-GAAP	Actual	Actual	Special Item [1]	Non-GAAP
Total operating expenses	$2,018	$(61)	$1,957	$1,872	8%	4%	4%
Operating income	$2,602	$61	$2,663	$2,668	(2)%	(2)%	—%
Operating Margin	56.3%		57.7%	58.8%
Income tax expense	$640	$17	$657	$853	(25)%	(2)%	(23)%
Effective Tax Rate	24.8%		24.9%	32.1%
Net Income	$1,941	$44	$1,985	$1,801	8%	(2)%	10%
Diluted Earnings per Share	$1.69	$0.04	$1.73	$1.53	10%	(3)%	13%

Note: Figures may not sum due to rounding
[1] Represents effect of UK Merchant Litigation Settlement